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Exhibit 10.4

NON-COMPETITION AGREEMENT

        THIS NON-COMPETITION AGREEMENT, dated as of September 7, 2004 (this "Agreement"), is made and entered into by and among Serologicals Corporation, a Delaware corporation ("Serologicals"), and Ian W. Ratcliffe, an individual resident of the Commonwealth of Virginia ("Ratcliffe" or "you").

Recitals

        WHEREAS, Mr. Ratcliffe is one of the principal beneficial owners of equity in Upstate Group, Inc., a Delaware corporation (the "Company");

        WHEREAS, Serologicals, the Company, Cavalier Acquisition Company, LLC, a Delaware limited liability company and a wholly-owned, indirect subsidiary of Serologicals (the "Sub"), and the Stockholder Representative (as defined therein) have entered into that certain Agreement and Plan of Merger, dated as of September 7, 2004 (the "Merger Agreement"), pursuant to which the Company and the Sub will be merged (the "Acquisition");

        WHEREAS, as a result of the Acquisition, Serologicals will acquire ownership of all capital stock of the Company and will acquire the goodwill of the Company and its subsidiaries;

        WHEREAS, Mr. Ratcliffe will receive a portion of the consideration paid by Serologicals to the holders of the capital stock of the Company in connection with the Acquisition;

        WHEREAS, simultaneously with the execution and delivery of this Agreement, Mr. Ratcliffe is executing an employment agreement (the "Employment Agreement") with the Company, pursuant to which he will occupy a senior executive position with the Company for an initial term of one year, pursuant to which he will receive substantial remuneration; and

        WHEREAS, as a condition to the Acquisition, the parties agreed to enter into this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

Section 1.    Background.    Following the Acquisition, the Company and its subsidiaries and affiliates will be engaged in the business of: (i) researching, developing, manufacturing, marketing and selling (A) research reagent products for cell signaling research; (B) bulk enzyme products; or (C) multiplex products and services based on the Luminex platform; and (ii) providing drug specificity screening services for any target (the "Business"). You acknowledge and agree that:

          a.     The Company is headquartered in the Commonwealth of Virginia, has significant business operations in North America and Europe and provides services to companies located throughout the world; therefore, you further acknowledge that it is reasonable to limit your post-employment competitive activities within North America and Europe (the "Territory") and that it is reasonable to restrict your post-employment competitive activities for a period that commences on the date of the consummation of the Acquisition and that expires on the later to occur of: (i) the first anniversary of the termination of your employment with the Company or one of its subsidiaries or affiliates for "Cause" (as defined in the Employment Agreement) or following your voluntary resignation, other than for "Good Reason" (as defined in the Change in Control Executive Severance Agreement entered into by the Company with you); (ii) the termination of your employment with the Company or one of its subsidiaries or affiliates without cause or by you for "Good Reason" (as defined in the Change in Control Executive Severance Agreement entered into by the Company with you); and (iii) the second anniversary date of the consummation of the Acquisition (the "Non-Competition Period");

          b.     during the course of your ownership of, and employment with, the Company, you developed and received and had access to confidential and proprietary information and trade secrets of the Company, including but not limited to confidential and secret business and marketing plans, technical data, strategies, and studies, detailed customer and/or client lists and information relating to the operations and business requirements of those customers and/or clients ("Confidential Information");

          c.     Serologicals has a legitimate interest in protecting the valuable Confidential Information;

          d.     The Company's customer and client contacts and relations have been and are established and maintained at great expense to the Company and are a major asset of the Acquisition;

          e.     you have had and may continue to have, unique and extensive exposure to and personal contact with the Company's customers and clients; and

          f.      this Agreement is entered into for good and valuable consideration.

Section 2.    Restrictive Covenants.

        2.1    Non-Competition.    You agree that, during the Non-Competition Period, you will not, directly or indirectly (whether on your own behalf or as an owner, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) carry on, be engaged in, or take part in the Business, or any business that the Executive knows the Company has firm plans to enter into in the next 12 months, in the Territory in competition with the Company or its subsidiaries and affiliates; provided however, that the ownership of 5% or less of the outstanding shares of any publicly traded corporation shall not be considered in direct or indirect competition with the Business.

        2.2    Non-Solicitation of Customers.    You agree that, during the Non-Competition Period, you will not, directly or indirectly (whether on your own behalf or as an owner, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) solicit, divert, take away, or attempt to solicit, divert or take away, any customer, client, supplier, or distributor of the Company or its subsidiaries and affiliates, with whom you had material business contact during your employment with the Company for the purpose of competing in the Business with the Company or its subsidiaries and affiliates.

        2.3    Non-Solicitation of Employees.    You agree that, during the Non-Competition Period, you will not, directly or indirectly (whether on your own behalf or as an owner, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) hire or solicit or encourage to leave employment or other service of the Company or its subsidiaries or affiliates any employee or independent contractor of the Company or its subsidiaries or affiliates; provided, however, that the hiring of such employee shall not be deemed a breach of this Section 2.3 where said employee responded to a general advertisement for an open position.

        2.4    Non-Disclosure.    You agree to hold in strict confidence, during the Non-Competition Period, all Confidential Information; to not disclose or release said Confidential Information and not to permit it to be disclosed by your agents, associates or employees, to any person, corporation, institution or other entity; and not to use, or permit the use of, the Confidential Information for any purpose other than the business of the Company, its subsidiaries and affiliates, without first obtaining the express written permission of Serologicals to do so, or except pursuant to a further contractual agreement.

        2.5    Reasonable Restrictions.    You acknowledge that the restrictions and covenants contained in this Agreement are reasonably necessary to protect the good will and legitimate business interests of the Company, its subsidiaries and affiliates and are not overbroad, overlong or unfair (including in duration and scope). You also acknowledge that your breach of these covenants would cause the Company, its subsidiaries and affiliates serious, irreparable injury or loss.

        2.6    Legal and Equitable Remedies.    You agree that Serologicals (or its subsidiaries or affiliates) will be entitled to immediate injunctive relief for any breach or threatened breach of this Agreement, and that a restraining order and/or an injunction may be issued against you, in addition to any other rights or remedies at law Serologicals (or its subsidiaries or affiliates) may have.

Section 3.    Miscellaneous.

        3.1    Effective Date of Agreement.    This Agreement shall be effective on the date that the Acquisition is consummated. If the Acquisition is not consummated, this Agreement shall be null and void and shall have no force or effect from and after the date on which the Merger Agreement is terminated.

        3.2    Assignment.    This Agreement is assignable in whole or in part to any subsidiaries or affiliates of Serologicals or to any successor to Serologicals or the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

        3.3    Applicable Law/Modification.    This Agreement will be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Virginia without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of you and an officer of Serologicals.

        3.4    Severability.    If any provision or clause of this Agreement shall be declared or held illegal, invalid, void or unenforceable by any court or other tribunal of competent jurisdiction, the remainder of such provision shall not be thereby affected and shall be deemed severable from the remainder of this Agreement and shall continue to be valid and enforceable. It is the intention of the parties that, if any court or other tribunal construes any provision or clause of this Agreement, or any portion thereof, to be illegal, invalid, void or unenforceable because of the duration of such provision, the geographic scope or the matter covered thereby, such court or other tribunal shall reduce the duration, scope or matter of such provision to make it enforceable and thereafter enforce it.

        3.5    Integration.    This Agreement supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter of this Agreement. There are no other agreements, written or oral, express or implied, between the parties, concerning the subject matter hereof. This Agreement does not affect the enforceability or validity of the Employment Agreement, the Merger Agreement or the other agreements contemplated thereby.

[Signatures follow on next page]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

/s/ Ian W. Ratcliffe Ian W. Ratcliffe
Serologicals Corporation
By:	/s/ DAVID A. DODD Name: David A. Dodd Title: President and Chief Executive Officer

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NON-COMPETITION AGREEMENT